Exhibit 4.1

April 13, 2007

Louisville Gas and Electric Company
(as Borrower)

Fidelia Corporation
(as Lender)

LOAN AGREEMENT

THIS AGREEMENT made on April 13, 2007

Between

LOUISVILLE GAS AND ELECTRIC COMPANY, a Kentucky corporation, as borrower (the Borrower); and

FIDELIA CORPORATION, a Delaware corporation, as lender (the Lender).

Whereas

(A)          The Lender and the Borrower hereby enter into an agreement for the provision by the Lender to the Borrower of a loan in the amount of $68,000,000 (the Loan Amount).

Now it is hereby agreed as follows:

1.                                      Definitions

1.1                                 In this Agreement

Business Day means a day on which banks in New York are generally open

Default Interest Rate means: the rate, as determined by the Lender, applying to the principal element of an overdue amount under Clause 6.3, calculated as the sum of the interest rate in effect immediately before the due date of such amount, plus 1%;

Effective Date shall have the meaning given to it in Clause 2.1;

Final Repayment Date means April 13, 2031;

Interest Payment Date means April 13 and October 13 of each year during the term of this agreement, provided, that:

any Interest Payment Date which is not a Business Day shall be extended to the next succeeding Business Day;

Loan Amount means $68,000,000;

Maturity Date means the Final Repayment Date;

Request means a request for the Loan Amount from the Borrower to the Lender under the terms of clause 3.1;

Termination Event means an event specified as such in Clause 7;

Value Date means the date upon which cleared funds are made available to the Borrower by the Lender pursuant to a Request made in accordance with Clause 3.1. Such date shall be a Business Day as defined herein.

2.                                      Term Loan

2.1                                 This Agreement shall come into effect on April 13, 2007 (the “Effective Date”).

2.2                                 The Lender grants to the Borrower upon the terms and conditions of this Agreement a term loan in an amount of $68,000,000.

2.3                                 The new indebtedness shall be evidenced by a note in substantially the form of Exhibit “A” attached hereto.

3.                                      Availability of Requests

3.1                                 On the Effective Date, the Borrower will submit a request (the “Request”) to the Lender for the Loan Amount, such Request specifying the Value Date, the Maturity Date and the bank account to which payment is to be made. The Request shall be submitted to the Lender by the Borrower and delivered in accordance with Clause 9.3.

4.                                      Interest

4.1                                 The rate of interest on the Loan Amount is 5.93%.

4.2                                 Interest shall accrue on the basis of a 360-day year consisting of twelve 30 day months upon the Loan Amount.

4.3                                 Interest shall be payable in arrears on each Interest Payment Date.

5.                                      Repayment and Prepayment

5.1                                 The Borrower shall repay the Loan Amount together with all interest accrued thereon and all other amounts due from the Borrower hereunder on the Final Repayment Date, whereupon this Agreement shall be terminated.

5.2                                 On any Interest Payment Date, and with at least three business day’s prior written notice, the Borrower shall be entitled to prepay any amount of the loan outstanding, provided such payment is not less than $1,000,000 and, provided further, the Borrower shall pay a prepayment charge equal to the present value of the difference between (i) the interest payable provided in this loan agreement and (ii) the interest payable at the prevailing interest rate at the time of prepayment, for the period from the date of prepayment through the Maturity Date, which difference, if negative, shall be deemed to be zero. The present value will be determined using the prevailing interest rate at the time of the prepayment as the discount rate.

5.3                                 A certificate from the Lender as to the amount due at any time from the Borrower to the Lender under this Agreement shall, in the absence of manifest error, be conclusive.

6.                                      Payments

6.1                                 All payments of principal to be made to the Lender by the Borrower shall be made on the Final Repayment Date, or on an Interest Payment Date under Clause (5.2) to such account as the Lender shall have specified.

6.2                                 Interest shall be payable in arrears on each Interest Payment Date.

6.3                                 If and to the extent that full payment of any amount due hereunder is not made by the Borrower on the due date then, interest shall be charged at the Default Interest Rate on such overdue amount from the date of such default to the date payment is received by the Lender.

7.                                      Termination Events

7.1                                 The Borrower shall notify the Lender of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of it.

7.2                                 The following shall constitute an Event of Default hereunder:

7.2.1                        Default is made by the Borrower in the payment of any sum due under this Agreement and such default continues for a period of 10 Business Days;

7.2.2                        Bankruptcy proceedings are initiated against the Borrower;

7.2.3                        The Borrower leaves the E.ON Group (i.e. the companies consolidated in EON AG’s balance sheet);

7.2.4                        Securities and Exchange Commission or Public Utility Holding Company Act (PUHCA) requirements prohibit the transactions hereunder.

If a Termination Event occurs under Clause (7.2.2) of this section, the Loan Amount outstanding together with interest will become due and payable immediately.

If a Termination Event occurs according to Clauses (7.2.1) or (7.2.3) or (7.2.4) of this Section, Lender shall at its discretion grant Borrower a reasonable grace period unless such grace period shall be detrimental to the Lender. If the Termination Event is uncured at the expiration of such period, the Loan Amount outstanding together with interest will become due and payable immediately.

8.                                      Operational Breakdown

8.1                                 The Borrower is not liable for any damages incurred by the Lender and the Lender is not liable for any damages incurred by the Borrower caused by Acts of God or other circumstances incurred by one party for which the other party cannot be held responsible (i.e. power outages, strikes, lock-outs, domestic and foreign acts of government and the like).

9.             Notices

9.1                                 Each communication to be made in respect of this Agreement shall be made in writing but, unless otherwise stated, may be made by facsimile transmission or letter.

9.2                                 Communications to the Borrower shall be addressed to: Louisville Gas and Electric Company., 220 W. Main St., Louisville, KY 40202, Attn: Treasurer fax# (502)627-4742 except for confirmations which should be sent to the attention of Mimi Kelly.

9.3                                 Communications to the Lender shall be addressed to: Fidelia Corporation, 2751 Centerville Road, Suite 231, fax # (302) 006-9080, Attn: President

10.                               Assignment

10.1                           The Lender may at any time assign, novate or otherwise transfer all or any part of its rights and obligations under this Agreement to any affiliate of the Lender.

11.                               Severability

11.1                           If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

12.                               Counterparts

12.1                           This Agreement may be executed in any number of counterparts that shall together constitute one Agreement. Any party may enter into an Agreement by signing any such counterpart.

13.                               Law

13.1                           This Agreement shall be governed by and construed for all purposes in accordance with the laws of Delaware.

IN WITNESS whereof the parties have executed this Agreement the day and year first above written.

SIGNED by	/s/ Daniel K. Arbough	)
for and on behalf of		)
Louisville Gas & Electric Co.		)
in the presence of:		)

SIGNED by	/s/ Udo Koch	)
Udo Koch, President		)
Fidelia Corporation		)

SIGNED by ________________		)

PROMISSORY NOTE

U.S. $68,000,000	Louisville, Kentucky, April 13, 2007

Louisville Gas & Electric Company, for value received, hereby promises to pay to the order of FIDELIA Corporation (“FIDELIA”), in lawful money of the United States of America (in freely transferable U.S. dollars and in same day funds), in accordance with the method of payment specified in that certain Louisville Gas & Electric Company loan Agreement dated as of April 13, 2007, between FIDELIA and Louisville Gas & Electric Company (“the Agreement”), the principal sum of $68,000,000, which amount shall be payable at such times as provided in the Agreement.

Louisville Gas & Electric Company promises also to pay interest on the unpaid principal amount hereof in like money and in like manner at the rates which shall be determined in accordance with the provisions of the Agreement, said interest to be payable at the time provided for in the Agreement. This Note is referred to in the Agreement and is entitled to the benefits thereof and the security contemplated thereby. This Note evidences a loan made by FIDELIA, during such time as such loan is being maintained. This Note is subject to prepayment as specified in the Agreement. In case Louisville Gas & Electric Company defaults on the loan, the principal and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

Louisville Gas & Electric Company hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

This Note shall be governed and construed and interpreted in accordance with the laws of the State of Delaware.

Louisville Gas & Electric Company

By:	/s/ Daniel K. Arbough
Daniel K. Arbough
Director of Corporate Finance & Treasurer